Exhibit 10.5
Sales Team Resource SOW
This Statement of Work (“SOW”) #6 adopts and incorporates by reference the terms and conditions of Goods Agreement #ROC-P-68 (“Base Agreement”) between IBM (“Buyer”) and Brocade Information Systems with offices located at 1745 Technology Drive, San Jose, California 95110 and Brocade Communications Switzerland, SarL, with an office located at 29 Route de l’Aeroport, Case Postale 105, CH-1215, Geneva 15, Switzerland (individually and collectively “Supplier”). This SOW is effective beginning on April 2, 2007. Transactions performed under this SOW will be conducted in accordance with and be subject to the terms and conditions of this SOW, the Base Agreement, and any applicable Work Authorizations (“WAs”). This SOW is not a WA.
1.0 Scope Of Work
In an effort to provide IBM with more direct technical and sales support resources dedicated to the effort of selling IBM branded Brocade storage networking technology products, this Agreement is being put in force to allow Brocade resources to be placed within IBM to assist in such sales. The Brocade employee resources will be integrated within the existing IBM storage and SAN sales structures and geographic organizations and such resources will drive incremental IBM revenue opportunities utilizing IBM branded Brocade products (the Services, as defined in the Base Agreement). This initial effort will be directed specifically at the placement of SAN Director products, but is also intended to address the complete IBM Brocade product portfolio.
At the discretion and agreement of IBM and Brocade management, these identified resources may be used to support unique transactions or to assist in an IBM direct or business partner sales opportunity. These resources will have access to the full scope of both IBM and Brocade support in order to ensure the success of their actions, and will take direction from agreed to management from both companies.
2.0 Description Of Deliverables And Services
In the initial trial phase of this agreement, Brocade will identify and provide a maximum of twelve (12) Storage Area Network (SAN) sales professionals to assist in driving incremental IBM sales revenue. The ‘skill-split target’ of this resource will be approximately [**] percent ([**]%) sales and [**] percent ([**]%) technical, with geographic placement mapped as ably as possible and practical to the areas of most anticipated need and demand. Further, approximately [**] ([**]) of these resources will be placed within the IBM Americas Group (‘AG’) Sales Geography, with a definitive focus on the United States; and the remaining approximately [**] ([**]) resources will be placed in IBM’s Europe, Middle East and Africa (‘EMEA’) Sales Geography. Brocade will make the resources’ names and assigned locations available to IBM in advance of placement of said resource.
Brocade resources identified and placed as a result of this Agreement in IBM’s AG region will take direction from [**] of Brocade, [**] of IBM, and other IBM storage sales management as defined by assigned territory. Similarly, Brocade resources placed in IBM’s EMEA region will take direction from [**] of Brocade, [**] of NE-EMEA and [**] of SE-EMEA, along with other IBM storage sales management as defined by assigned territory.

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.0 Term/Termination:
a.       Term:     IBM and Brocade agree to enter into this agreement for a minimum term of six months, to begin on the date of first resource being provided to IBM. Each company agrees to a mutual review of the success of the program, with the rights to jointly negotiate proposal alternatives acceptable to each party by written amendment to this Agreement. Both parties must agree to renew this Agreement for ongoing six-month extensions by providing the other party thirty (30) day notice of its intent to renew and acceptance of such extension period by the other party.
b.	Termination:
i.     This Agreement will terminate at the end of the initial six (6) month period unless the parties agree to renew the agreement for additional six (6) month periods.
ii.     This Agreement shall automatically terminate if (i) either party applies to court for its winding-up or a liquidator, receiver, administrative receiver, administrator, examiner or similar officer is appointed over all or a substantial part of its assets; or (ii) either party commits a material breach of this Agreement, which if capable of being remedied, shall not have been remedied within 30 days of notice being served on it by the other party.
c.	Brocade Personnel: Brocade shall have the right, in its sole discretion, to terminate the services of any of its personnel contemplated hereunder for any reason at any time, in which event Brocade shall identify a replacement resource in its sole discretion. IBM shall not be entitled to terminate the employment of any Brocade personnel contemplated hereunder.
4.0 Costs and Payments
a.	In consideration for Brocade subservices, IBM and Brocade agree to the following:
•	The annual full burden compensation (includes all individual compensation inclusive of salary, bonus, commissions, benefits, 401(k) match, company car (if available), business expenses, education/seminars, per diems (if available), etc.) for each individual will be calculated at $[**] USD per sales professional, and $[**] USD per technical professional. For the initial six (6) month trial period only, Brocade and IBM agree to a blended flat rate of $[**] per Brocade resource. If this Agreement is renewed, the individual rates above for a sales professional and technical professional shall apply as stated above.

•	The blended flat rate of $[**] cost for these initial test phase individuals will be split evenly between IBM and Brocade.

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

•	A maximum of [**] ([**]) full-time Brocade sales employees, with the agreed to set of both technical and sales skills, will be placed as Brocade resources supporting the IBM storage sales organization beginning April 2. This number may be amended downward by either company due to reasons such as, but not limited to, the availability of resources.

•	Brocade will at all times remain the responsible payroll provider for such resources. IBM will reimburse Brocade [**]% of the compensation paid for each employee in accordance with this Agreement. And for the avoidance of doubt, such resources will remain Brocade employees.
b.	IBM Payment for Brocade Resources: IBM and Brocade will establish part numbers whereby IBM will purchase such part numbers from Brocade for each Brocade Director sold during the term of this Agreement. Brocade will attribute all IBM payments for such part number to IBM’s costs of such Brocade Resources. The parties will reconcile such payments against the amounts owed to Brocade for such resources on a quarterly basis, as defined below.
c.	Reconciliation:
•	A quarterly reconciliation will take place to determine the actual number of IBM badged Brocade director products sold, against an agreed to target number of placements beforehand. Additionally, this reconciliation will include an analysis of the overall anticipated positive impact on gross revenues derived from their efforts.

•	Prior to the six-month trial period, IBM and Brocade agree to a formal checkpoint of overall progress by June 30, 2007.

•	Program adjustments to accelerate growth and success, as deemed appropriate and acceptable by IBM and Brocade, may be made at the checkpoint, or other jointly agreed to times.

•	Upon subsequent reviews of the success of the proposal, a decision will be made whether to extend, alter, or cancel this Agreement.
d.	Reporting:

IBM will provide Brocade with a monthly written report listing the number of Directors sold during the trial period. Such report will include the current month sales and sales for the program to date. If a discrepancy exists between Brocade and IBM’s reported sales, IBM and Brocade will meet to reconcile any reports for the full number and scope of IBM branded Brocade directors sold in any given month. The parties agree that such reconciliation will occur within 15 days after the end of each such reporting period.
5.0 Communications
All communications between the parties will be carried out through the following designated coordinators. All notices required in writing under this Agreement will be made to the appropriate

[**]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

contact listed below at the following addresses and will be effective upon actual receipt. Notices may be transmitted electronically, by registered or certified mail, or courier. All notices, with the exception of legal notices, may also be provided by facsimile.

Business Coordinators
FOR SUPPLIER		FOR BUYER
Name	Mike Harrison	Name Robert Mahoney
Title	Business Line Executive, IBM	Title Business Line Executive
Address	1745 Technology Drive San Jose, CA 95110	Address 80 State Street, Albany, NY 12207
Phone	303-746-0780	Phone 1-518-487-6208
Fax		Fax
E-mail	mike.harrison@brocade.com	E-mail rmahoney@us.ibm.com

Copy to: Brocade General Counsel

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:
IBM		Brocade Communications
By: /s/ Malcolm McDonald	5/6/07	By: /s/ Jill Cameron	4-27-07

Buyer Signature	Date	Supplier Signature	Date
Malcolm McDonald		Jill Cameron

Printed Name		Printed Name
Team Lead — WW Procurement		Dir. WW Sales Operations

Title & Organization		Title & Organization

Buyer Address:		Supplier Address:
IBM		Brocade Communication Systems, Inc.
30309 Cornwallis Road		1745 Technology Drive
RTP, NC 27709		San Jose, CA 95110 USA
USA

ACCEPTED AND AGREED TO:
Brocade Communications Switzerland, SarL
		By: /s/ Ulrich Plechschhmidt	27 April 2007

		Supplier Signature	Date
Ulrich Plechschmidt

Printed Name
Vice President EMEA

Title & Organization

29 Route de’Aeroport
Casa Postale 105
CH-1215 Geneva 15
Switzerland